[MILLER AND MCCOLLOM LETTERHEAD]


March 27, 2000


Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We hereby consent to the inclusion of our Report of Independent Certified Public Accountants for Go Online Networks Corporation dated February 25, 2000 as of December 31, 1999 and the year then ended.


                              /s/  Miller and McCollom

                             MILLER AND MCCOLOM